UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AVANTAX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3200 Olympus Boulevard, Suite 100,
Dallas, Texas 75019

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 4, 2023

This supplement, dated April 5, 2023 (this “Supplement”), amends and supplements the definitive proxy statement filed by Avantax, Inc., a Delaware corporation formerly known as Blucora, Inc. (the “Company”), with the U.S. Securities and Exchange Commission on April 3, 2023 (the “Proxy Statement”) for use at our 2023 annual meeting of stockholders (including any adjournments, postponements or continuations thereof, the “Annual Meeting”).

This Supplement is being filed to clarify the voting standard for each of Proposal 3 – Approval, on an advisory (non-binding) basis, of our named executive officer compensation (“Proposal 3”) and Proposal 5 – Approval of an amendment to the Avantax, Inc. 2016 Employee Stock Purchase Plan, as amended, to increase the number of shares available for issuance to plan participants (“Proposal 5”).

This Supplement hereby amends the Proxy Statement to clarify that, for Proposal 3 and Proposal 5, the vote required for approval is the affirmative vote of a majority of shares of our Common Stock present by means of remote communication or represented by proxy at the Annual Meeting and entitled to vote on the proposal. As stated in the Proxy Statement, broker non-votes will have no effect on the outcome of Proposal 3 or Proposal 5. Accordingly, the Proxy Statement is hereby amended to add the words “on the proposal” after “entitled to vote” in the description of the vote required to approve Proposal 3 and Proposal 5 on page 12 of the Proxy Statement, in the description of the vote required to approve Proposal 3 on page 47 of the Proxy Statement and in the description of the vote required to approve Proposal 5 on page 52 of the Proxy Statement.

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Except as specifically supplemented by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the Proxy Statement, and the Proxy Statement should be read in its entirety.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. If you have submitted a proxy card and wish to change your vote, you can revoke your proxy or change your vote by following the instructions in Question 8 of the section titled “Questions and Answers Regarding Voting Procedures and Other Information” on page 10 of the Proxy Statement. This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.